Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

We have issued our report dated May 29, 2008, accompanying the consolidated balance sheet of Atlas Pipeline Holdings GP, LLC and subsidiaries as of December 31, 2007 included in the Current Report of Atlas Pipeline Holdings, L.P. on Form 8-K filed on May 30, 2008. We hereby consent to the incorporation by reference of said report in the Registration Statements of Atlas Pipeline Holdings, L.P. on Form S-8 (File No. 33-138589, effective November 9, 2006) and on Form S-3 (File No. 33-146587, effective November 28, 2007).

/s/ GRANT THORNTON LLP

Tulsa, Oklahoma
May 29, 2008